PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007 AND 2006

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Pacific Asia China Energy Inc.

We have audited the consolidated balance sheets of Pacific Asia China Energy Inc.  as at February 28, 2007 and 2006 and the consolidated statements of operations and deficit and cash flows for the years then ended.  These financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at February 28, 2007 and 2006 and the results of its operations and its cash flows for the years then ended in accordance with Canadian generally accepted accounting principles.

     “DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 18, 2007

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA

-UNITED STATES REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements.  Our report to the shareholders dated June 18, 2007 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

           “DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

June 18, 2007

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED BALANCE SHEETS

AS AT FEBRUARY 28

	2007	2006

ASSETS

Current
Cash and cash equivalents	$ 2,801,193	$ 10,992,210
Prepaid expense and other receivables	169,407	56,283

	2,970,600	11,048,493

License (Note 5)	527,216	-
Equipment (Note 6)	4,379,186	-
Acquisition advance (Note 7)	-	736,868
Resource property interests (Note 8)	8,263,955	1,092,727

	$ 16,140,957	$ 12,878,088

LIABILITIES AND SHAREHOLDERS' EQUITY

Current
Accounts payable and accrued liabilities	$ 1,017,904	$ 380,192
Bonuses payable (Note 9)	-	125,000
Due to related parties (Note 9)	28,834	-

	1,046,738	505,192

Shareholders' equity
Capital stock (Note 10)	18,083,744	13,824,136
Contributed Surplus (Note 10)	1,470,203	839,856
Deficit	(4,459,728)	(2,291,096)

	15,094,219	12,372,896

	$ 16,140,957	$ 12,878,088

Nature and continuance of operations (Note 1)

Commitments (Note 8)

Subsequent events (Note 15)

On behalf of the Board:

“Devinder Randhawa”	Director	“Steven Khan”	Director

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

YEAR ENDED FEBRUARY 28

	2007	2006

GENERAL AND ADMINISTRATIVE EXPENSES	$ 2,465,251	$ 1,352,310

Loss before other item	(2,465,251)	(1,352,310)

OTHER ITEM
Interest income	296,619	23,455

Net Loss	(2,168,632)	(1,328,855)

Deficit, beginning	(2,291,096)	(42,441)

Recapitalization adjustment (Note 3)	-	(919,800)

Deficit, ending	$ (4,459,728)	$ (2,291,096)

Basic and diluted net loss per share	(0.03)	(0.10)

Weighted average number of shares outstanding – basic and diluted	72,176,390	12,978,823

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEAR ENDED FEBRUARY 28

	2007	2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net Loss	$ (2,168,632)	$ (1,328,855)
Non Cash Items:
Stock-based compensation	630,347	399,488
Amortization	2,855	-
Prepaid expense and other receivables	(113,124)	(55,542)
Accounts payable and accrued liabilities	637,712	(267,087)
Bonuses payable	(125,000)	125,000

Net cash used in operating activities	(1,135,842)	(1,126,996)

CASH FLOWS FROM INVESTING ACTIVITIES
Equipment purchased	(4,382,041)	-
Acquisition advance	-	(736,868)
Resource property expenditures	(3,566,860)	(1,087,727)

Net cash used in investing activities	(7,948,901)	(1,824,595)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to related parties	28,834	-
Proceeds from issuance of capital stock, net of issue costs	864,892	13,871,909
Loans payable	-	(490,080)

Net cash provided by financing activities	893,726	13,381,829

Increase (decrease) in cash	(8,191,017)	10,430,238

Cash and equivalents, beginning	10,992,210	561,972

Cash and equivalents, ending	$ 2,801,193	$ 10,992,210

Supplemental Disclosure with Respect to Cash Flows (Note 11)

The accompanying notes are an integral part of these consolidated financial statements.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

1.

NATURE AND CONTINUANCE OF OPERATIONS

Pacific Asia China Energy Inc. (the “Company” or “PACE”) is an exploration stage company incorporated under the British Columbia Business Corporations Act. The Company’s common shares are listed for trading on the TSX Venture Exchange (“TSX-V”) under the symbol PCE.

The consolidated financial statements contained herein include the accounts of the Company and its subsidiaries, China Canada Energy Inc. (“CCE”), AsiaCanada Energy Inc. (“ACE”), Art Gallery Live (inactive),  Pace Drilling Ltd., and its 50% owned subsidiary Pace Mitchell Drilling Corp. (“PMD”) and its wholly owned subsidiary Mitchell Guizhou Drilling Co. Ltd. (“MGD”) (Note 4).  Significant inter-company balances and transactions are eliminated on consolidation.

CCE was incorporated on September 7, 2004 under the British Columbia Business Corporations Act.  CCE is involved with the exploration and development of coal bed methane in China.  ACE was incorporated on October 29, 2004 under the Alberta Business Corporations Act.

On December 30, 2005 the Company completed a share exchange agreement with the shareholders of CCE whereby the Company acquired 100% of the issued and outstanding shares of CCE in exchange for the issuance of 10,000,000 common shares of the Company.

This transaction resulted in the transfer of voting control of the Company to the former shareholders of CCE and constitutes a reverse take-over under the policies of the TSX-V. Accordingly, these consolidated financial statements  have been prepared on the basis that CCE was the acquirer for accounting purposes and are issued in the name of  PACE but are a continuation of the business of CCE.

On March 20, 2006 the Company completed a share exchange agreement with the shareholders of ACE whereby the Company acquired 100% of the issued and outstanding shares of ACE in exchange for the issuance of 18,500,000 common shares of the Company. (Note 8)

The Company is in the process of exploring and developing its resource properties and has not yet determined whether these properties contain proven reserves that are economically recoverable.  The recoverability of the amounts shown for resource properties and related deferred exploration costs is dependent upon the existence of economically recoverable reserves, the ability of the Company to obtain necessary financing to complete the development and upon future profitable operations.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles with the assumption that the Company will be able to realize its assets and discharge its liabilities in the normal course of business.  Continued operations of the Company are dependent on the Company's ability to receive continued financial support as needed, and ultimately on generating profitable operations in the future.  The financial statements do not include adjustments to amounts and classifications of assets and liabilities that might be necessary should the Company be unable to continue operations.

2.

SIGNIFICANT ACCOUNTING POLICIES

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“Canadian GAAP”). Except as indicated in Note 14, they also comply, in all material respects, with United States generally accepted accounting principles (“US GAAP”).

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Basis of consolidation

These consolidated financial statements include the accounts of the Company and its subsidiaries.  All significant intercompany balances and transactions have been eliminated.

Cash and cash equivalents

Cash and cash equivalents include cash and short term investments with a maturity of 90 days or less from the date of investment.

Resource properties

The Company follows the full cost method of accounting for coal bed methane operations, whereby all costs of exploring for and developing coal bed methane reserves are capitalized and accumulated in cost centres on a country-by-country basis. Costs include project acquisition costs, geological and geophysical charges, direct internal costs, carrying charges on non-productive properties and costs of drilling both productive and non-productive wells.

Should the Company establish properties with proven reserves, the costs in each cost centre will be depleted and depreciated using the unit-of-production method based on the estimated proven reserves before royalties.  The costs of acquiring and evaluating significant unproven properties are initially excluded from depletion calculations.  These unevaluated properties are assessed on a reporting period basis to ascertain whether impairment has occurred.  When proven reserves are assigned or the property is considered to be impaired, the cost of the property or the amount of the impairment is added to costs subject to depletion.

The capitalized costs less accumulated depletion and depreciation in each cost centre are limited to an amount equal to the estimated future net revenue from proved reserves (based on forecasted prices and costs at the balance sheet date) plus the lower of cost and estimated fair value (net of impairments) of unproved properties.  The total capitalized costs less accumulated depletion and depreciation, site restoration provision and future income taxes of all cost centres is further limited to an amount equal to the future net revenue from proved reserves plus the cost (net of impairments) of unproved properties of all cost centres less estimated future site restoration costs, general and administrative expenses, financing costs and income taxes.

Proceeds from the sale of coal bed methane properties are applied against capitalized costs, with no gain or loss recognized, unless such a sale would significantly alter the rate of depletion and depreciation.

Estimated future site restoration and abandonment costs, net of expected recoveries, are provided over the life of the proved reserves using the unit-of-production method.  Costs are estimated each year by management based on current regulations, costs, and technology and industry standards.

If the Company's exploration and production activities are conducted jointly with others, the accounts reflect only the Company's proportionate interest in such activities.

Asset retirement obligations

An asset retirement obligation is a legal obligation associated with the retirement of tangible long-lived assets that the Company is required to settle.  The Company recognizes the fair value of a liability for an asset retirement obligation in the year in which it is incurred when a reasonable estimate of fair value can be made.  The carrying amount of the related long-lived asset is increased by the same amount as the liability.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Stock-based compensation

The Company recognizes compensation expense for all stock-based rewards and options using the fair value based method.  The fair values of stock-based rewards and options are determined using the Black-Scholes option pricing model and recorded as stock-based compensation in the period the rewards and options are granted and vested.  Any cash paid on the exercise of stock options is added to the stated value of common shares.

Foreign currency translation

Balances denominated in foreign currencies are translated into Canadian dollar equivalents as follows:

i.

Monetary assets and liabilities at year end rates;

ii.

All other assets and liabilities at historical rates;

iii.

Revenue and expense transactions at the average rate of exchange prevailing during the year.

The Company’s subsidiaries are integrated foreign operations and are translated into Canadian dollars using the temporal method.  Monetary items are translated at the exchange rate in effect at the balance sheet date; non-monetary items are translated at historical exchange rates.  Income and expense items are translated at the average exchange rate for the period.  Translation gains and losses are reflected in loss for the year.

Income taxes

Income taxes are recorded using the asset and liability method whereby future tax assets and liabilities are recognized for the future tax consequences attributable to temporary timing differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases.  Future tax assets and liabilities are measured using the enacted or substantively enacted tax rates expected to apply when the asset is realized or the liability settled.  The effect on future tax assets and liabilities of a change in tax rates is recognized in income in the period that substantive enactment or enactment occurs.  To the extent that the Company does not consider it more likely than not that a future tax asset will be recovered, it provides a valuation allowance against the excess.

Equipment

Equipment is carried at cost and amortized over its useful life. Drilling equipment will be amortized over its expected life of 10 years with no salvage value.

Long-lived assets

The Company reviews the carrying value of long-lived assets, whenever events or changes in circumstances that would indicate impairment.  Carrying value is assessed by management with reference to the estimated recoverable value based on factors including, estimated undiscounted and discounted future cash flows, financial operating conditions, obsolescence and value in use.  Should management determine that the carrying value of an asset or group of assets is impaired, an impairment charge is recorded in the period so determined.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss per share

The Company uses the treasury stock method to compute the dilutive effect of options, warrants and similar instruments.  Under this method the dilutive effect on loss per share is recognized on the use of the proceeds that could be obtained upon exercise of options, warrants and similar instruments.  It assumes that the proceeds would be used to purchase common shares at the average market price during the period.  For the years presented, this calculation proved to be anti-dilutive.

Basic and diluted loss per share is calculated using the weighted average number of shares outstanding during the period.

Risk management

The Company is engaged primarily in the exploration for coal bed methane and is exposed to related industry risks including recovery, commodity and market risks.

The Company is at risk for environmental issues relating to exploration.  In management’s opinion, the Company develops and follows policies that are designed to comply with and follow government and industry environmental regulations related to its principal activity.

The Company generates nominal revenues and is not exposed to significant credit concentration risk. The Company is not exposed to significant interest rate risk.

The Company’s functional currency is the Canadian dollar. All current exploration activities occur in China. The Company’s subsidiary uses the RMB as its functional currency and is subject to foreign currency fluctuations in satisfying obligations related to its Chinese exploration and administration activities. Currently the Company does not use any hedging or derivative instruments to reduce its exposure to foreign currency risk.

Estimates

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Significant areas requiring the use of management estimates relate to the determination of impairment of assets, resource property carrying values, determination of fair value for stock based transactions and income taxes.  Financial results as determined by actual events could differ from those estimates.

Variable Interest Entities

The Company has adopted the Canadian Institute of Chartered Accountants (“CICA”) Accounting Guideline 15, “Consolidation of Variable Interest Entities” (“AcG15”) on a prospective basis. AcG15 prescribes the application of consolidation principles for entities that meet the definition of a variable interest entity (”VIE”). An enterprise holding other that a voting interest in a VIE could, subject to certain conditions, be required to consolidate the VIE if it is considered its primary beneficiary whereby it would absorb the majority of the VIE’s expected losses, receive the majority of its expected residual returns, or both.

During the year, the Company entered into an agreement with an unrelated party to form a drilling contractor company with joint control. Initially the Company expects to be the primary beneficiary of the drilling joint venture and accordingly accounts for its interest in the joint venture on a consolidated basis (Note 4).

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

2.

SIGNIFICANT ACCOUNTING POLICIES (continued)

Comparative Figures

Certain comparative figures have been reclassified to correspond with the presentation adopted in the current year.

3.

RECAPITALIZATION TRANSACTION

On December 30, 2005 the Company completed a share exchange agreement with CCE whereby the Company acquired all the issued share capital of CCE in exchange for issuing 10,000,000 common shares of the Company.  As the transaction constitutes a reverse take-over under the policies of the TSX-V, the common shares issued for the acquisition are subject to escrow agreements and will be released over a three year period.  Legally, the Company is the parent of CCE.  However, as a result of the share exchange described above, control of the combined companies passed to the former shareholders of CCE, resulting in a reverse takeover for accounting purpose.

The application of reverse takeover accounting to the above transaction resulted in the following:

a)

These consolidated financial statements are issued under the name of PACE but are presented as a continuation of the business of CCE.

b)

As CCE is deemed to be the acquirer for accounting purpose, its assets and liabilities are included in the consolidated financial statements of the continuing entity at their historical value.

c)

The number and class of outstanding shares reported are those of PACE, adjusted for the acquisition while the dollar amounts relating to share capital, contributed surplus, and deficit are those of CCE.

d)

A summary of the reverse take-over recapitalization adjustments is as follows:

Net liabilities of PACE assumed	$ 537,203
Acquisition costs	382,597

Excess of purchase price over net assets acquired charged to deficit	$ 919,800

e)

Prior to the execution of the share exchange agreement with CCE, the Company cancelled 234,752 common shares that were held in escrow.

4.

JOINT VENTURE AGREEMENT

In November 2006, the Company entered into a 50/50 joint venture agreement with Mitchell Drilling International PTY Ltd. (“MDI”) to construct, market and operate drilling rigs in China.  The Company agreed to loan PMD up to US$6,000,000 to fund the joint venture.  As at February 28, 2007, the Company had loaned  $4,771,853 to PMD.  MDI agreed to license its proprietary drilling system to the Company and will provide management expertise to operate the drilling rig business which commenced operations in the first quarter of fiscal 2008.  Pursuant to the agreement, PMD will repay the Company the balance of its loans  prior to the Company and MDI sharing equally in the profits of PMD.

Accordingly, pursuant to AcG 15 the Company’s interest in PMD has been accounted for as a variable interest entity and the Company has recorded 100% of the assets, liabilities and operations of PMD since its formation.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

5.

LICENSE

	February 28, 2007			February 28, 2006
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

License	$ 527,216	$ -	$ 527,216	$ -	$ -	$ -

During the year ended February 2007, the Company issued 1,075,950 common shares to MDI in exchange for the China licensing rights to use the proprietary Dymaxion drilling system of MDI.  This licence is to be used in the operations of PMD over 10 years (Note 4).  The Company will amortize the license during the period the license is put into use.

6.

EQUIPMENT

	February 28, 2007			February 28, 2006
	Cost	Accumulated Amortization	Net Book Value	Cost	Accumulated Amortization	Net Book Value

Office Equipment	$ 5,906	$ 2,855	$ 3,051	$ -	$ -	$ -
Drilling Equipment	4,376,135	-	4,376,135	-	-	-

	$ 4,382,041	$ 2,855	$ 4,379,186	$ -	$ -	$ -

The Company will commence amortizing its drilling equipment during the period that the equipment is put into use.

7.

ACQUISITION ADVANCE

The Company advanced $736,868 to ACE as an advance towards the acquisition.  The advance does not bear interest and has no specific terms of repayment and accordingly has been classified as a long term asset.  On March, 20, 2006 the Company acquired ACE and inter-company balances were eliminated on consolidation.

8.

RESOURCE PROPERTY INTERESTS

Title to resource properties involves certain inherent risks due to the difficulties of determining the validity of certain claims as well as the potential for problems arising from the frequently ambiguous conveyance of historical characteristics of many resource properties.  The Company has investigated beneficial ownership of its resource properties and, to the best of its knowledge, its beneficial ownership to its property is in good standing.

During the prior year, CCE entered into a series of agreements to acquire a minimum 70% participating interest in a coal bed methane project located in Huangshi, China.  In consideration for the interest, CCE issued 5,000,000 common shares valued at $5,000, paid $503,292 (US$398,174), assumed an obligation of $247,880 (US$200,000) and assumed the vendors obligations under a production sharing contract with China United Coal Bed Methane Corporation Ltd. (“CUCBM”).  On December 30, 2005, the Company acquired all the outstanding shares of CCE.

Pursuant to the production sharing contract with CUCBM, the Company is required to drill a minimum of five exploration wells totaling 2,500 meters, conduct pilot development work and expend a minimum of US$1,500,000 on exploration operations. The Company is responsible for 100% of the exploration costs and is required to complete the exploration program within two years. At the conclusion of the exploration period, the Company has the option to terminate the contract but will be required to pay, at that time, any unfulfilled balance of the minimum exploration work commitment.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

8.

RESOURCE PROPERTY INTERESTS (continued)

Pursuant to a share purchase option agreement dated August 29, 2005, on March 20, 2006 the Company completed the acquisition of Asia Canada Energy Inc. ACE by issuing 18,000,000 common shares and 500,000 finder’s fee common shares valued at $2,867,500, to the shareholders of ACE, of which 5,000,000 shares were issued to a common director with the Company.  ACE has a profit sharing contract with CUCBM to explore for and develop coal bed methane resources in the province of Guizhou, China.  PACE can earn a 60 per cent interest by funding up to US $8,000,000 for an exploration pilot program.  Under the agreement, the Company is committed to spending  US$8,000,000  on the Guizhou coal bed methane project over 4 years.

The Company has accounted for this acquisition of ACE using the purchase method of accounting. The excess of purchase consideration over the net book value of the net assets acquired will be recorded as resource property interest as follows:

Purchase price (18,500,000 Common Shares)		$ 2,867,500

Net Identifiable Assets:
Cash	$ 369,520
Resource property interests	644,109
Liabilities assumed	(1,027,219)
Net asset deficiency		(13,590)

Excess allocated to resource property costs		$ 2,881,090

The following table summarizes deferred exploration costs, as of February 28, 2007 and 2006:

	Huangshi Property	Guizhou Property	Total Property Expenditures

Acquisition cost	$ 756,172	$ -	$ 756,172

Deferred exploration cost:
Geologists	23,131	-	23,131
Supplies	13,499	-	13,499
Personnel fees	271,006	-	271,006
Travel	28,919	-	28,919

Resource Property Balance, February 28, 2006	1,092,727	-	1,092,727
ACE acquisition cost	-	3,525,199	3,525,199
Deferred exploration costs:
CUCBM fees	75,032	295,518	370,550
Geological expenditures	120,903	708,806	829,709
Supplies	46,840	238,455	285,295
Personnel fees	200,028	318,039	518,067
Travel	24,400	202,760	227,160
Drilling and sample testing	327,715	1,087,533	1,415,248

Resource Property Balance, February 28, 2007	$ 1,887,645	$ 6,376,310	$ 8,263,955

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

9.

RELATED PARTY TRANSACTIONS

The Company entered into the following related party transactions during the year ended February 28, 2007:

a)

paid or accrued consulting fees of $405,459 (2006 - $172,635) to an officer and companies controlled by directors of the Company.

b)

paid or accrued bonuses of $Nil (2006 - $125,000) to an officer and companies controlled by directors of the Company.

c)

issued 5,000,000 (2006 - $Nil) shares to a director in conjunction with the acquisition of ACE.

d)

granted 550,000 (2006 – 1,350,000) share purchase options with an estimated fair value of $317,958 (2006 -$129,126) to directors of the Company.

Amounts due to related parties at February 28, 2007 are non-interest bearing, unsecured and have no set terms of repayment.

These transactions were in the normal course of operations and were measured at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

CAPITAL STOCK AND CONTRIBUTED SURPLUS

Capital stock as at February 28, 2007 is comprised of the following:

	Number of Shares	Amount	Contributed Surplus
Authorized Unlimited number of common shares, without par value
Issued
PACE as at February 28, 2005	7,080,378	$ 9,096,551	$ 40,000
CCE capital stock	10,000,000	10,000	-

Balance prior to reverse take-over	17,080,378	9,106,551	40,000

Elimination of PACE capital stock	-	(9,096,551)	(40,000)
CCE capital stock cancelled	(10,000,000)	-	-
Cancellation of escrow shares	(234,752)	-	-
Shares issued for the acquisition of CCE (a)	10,000,000	-	-
Shares issued pursuant to private placements (a)	35,973,000	13,574,136	57,773
Finders’ fee for acquisition of CCE (b)	600,000	-	-
Warrants exercised (d)	320,000	240,000	-
Stock-based compensation (c)	-	-	782,083

As at February 28, 2006	53,738,626	13,824,136	839,856

- Continued -

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

10.

CAPITAL STOCK AND CONTRIBUTED SURPLUS

	Number of Shares	Amount	Contributed Surplus
Continued

Exercise of warrants (d)	1,282,125	775,913	-
Exercise of agents’ options	238,080	119,040	-
Shares issued for intellectual property (Note 5)	1,075,950	527,216
Share issuance costs	-	(30,063)	-
Shares issued for the acquisition of ACE (Note 8)	18,000,000	2,790,000	-
Stock-based compensation	-	-	630,347
Finders’ fee for acquisition of ACE (Note 8)	500,000	77,500	-

As at February 28, 2007	74,834,781	$ 18,083,742	$ 1,470,203

Included in issued capital stock at February 28, 2006 are 10,000,000 common shares subject to an escrow agreement and will be released over a period of three years, subject to regulatory approval. During fiscal 2007 an additional 18,000,000 shares were issued subject to an escrow agreement to be released over a period of three years. At February 28, 2007, 23,700,000 shares remained in escrow.

Private placements

a)

Concurrent to the reverse take-over transaction as disclosed in Note 3, on December 30, 2005, the Company completed one brokered and three non-brokered private placements consisting of 25,448,000 units at prices between $0.12 and $0.50 per unit for gross proceeds of $9,716,500.  21,884,000 units consist of one common share and one half share purchase warrant and 3,564,000 units consist of one common share and one share purchase warrant.  Each full warrant entitles the holder to acquire one additional common share at prices between $0.24 and $0.75 per share for a two year period expiring December 30, 2007.

On February 28, 2006 the Company completed a non-brokered private placement consisting of 10,000,000 units at $0.50 per unit for gross proceeds of $5,000,000.  Each unit consists of one common share and one half share purchase warrant.  Each full warrant entitles the holder to acquire one additional common share at $0.75 per share for a two year period expiring February 28, 2006.

In connection with the above private placements the Company issued 525,000 common shares valued at $126,500, granted 1,323,400 agent’s options valued at $57,773, and paid fees totaling $1,084,591 to finders and agents.  Each agent’s option entitles the agent to purchase one unit, consisting of one common share and one half share purchase warrant, for $0.50 per unit.  Each full warrant entitled the agent to acquire one common share at $0.75 per share for a two year period expiring December 30, 2007.

b)

During the year ended February 28, 2006, the Company issued 600,000 common shares as finders’ fees relating to the acquisition.  During the year ended February 28, 2007, the Company issued 18,000,000 common shares upon the acquisition of ACE (Note 8).

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

10.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (continued)

Private placements

c)

During the year ended February 28, 2006, the Company granted 4,400,000 share purchase options to various directors and consultants with exercise prices ranging from $0.50 to $2.00.  The fair value of the options was estimated to be $782,085 using the Black-Scholes option pricing model. Of the estimated fair value, $399,488 was recorded as stock-based compensation during the year and $382,597 was included as part of the cost of acquiring CCE.  During the year ended February 28, 2007, the Company granted 1,100,000 share purchase options to various directors and consultants with exercise prices ranging from $0.50 to $2.38.  The fair value of the options was estimated to be $1, 201,001 using the Black-Scholes option pricing model. Of the estimated fair value, $630,347 was recorded as stock-based compensation during the year.

d)

During the current year, 1,282,125 (2006 – 320,000) share purchase warrants were exercised for total proceeds of $775,913 (2006 - $240,000).

Agents’ Options

As at February 28, 2007, 1,085,320 agent units are outstanding.  Each unit consists on the right to purchase 1 common share at $0.50 and one half warrant at $0.75.

Stock options and warrants

The Company has a stock option plan whereby, from time to time, at the discretion of the Board of Directors, stock options are granted to directors, officers, employees and certain consultants.  The exercise price of each option is based on the market price of the Company’s common stock at the date of grant less an applicable discount.  The options can be granted for a maximum term of five years with vesting provisions determined by the Board of Directors.

Stock option and share purchase warrant transactions are summarized as follows:

	Warrants		Stock Options
	Number	Weighted Average Exercise Price	Number	Weighted Average Exercise Price
Outstanding, February 28, 2005	-	$ -	-	$ -
Granted	19,506,000	0.65	4,400,000	0.61
Exercised	(320,000)	0.75	-	-
Expired/cancelled	-	-	-	-
Outstanding, February 28, 2006	19,186,000	0.65	4,400,000	0.61
Granted	119,040	0.75	1,100,000	1.49
Exercised	(1,282,125)	0.61	-	-
Expired/cancelled	-	-	(100,000)	0.50

Outstanding and currently exercisable, February 28, 2007	18,022,915	$ 0.65	5,400,000	$ 0.80

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

10.

CAPITAL STOCK AND CONTRIBUTED SURPLUS (continued)

Stock options and warrants (continued)

As at February 28, 2007, incentive stock options and share purchase warrants were outstanding as follows:

	Number of Shares	Exercise Price	Expiry Date

Options	50,000	$ 2.38	March 10, 2008
	3,900,000	$ 0.50	December 30, 2010
	200,000	$ 1.50	January 25, 2009
	200,000	$ 2.00	February 15, 2011
	750,000	$ 1.50	April 12, 2011
	250,000	$ 1.50	May 3, 2011
	50,000	$ 0.50	January 25, 2012

Total	5,400,000

Warrants
Private placement #1	2,900,625	$ 0.24	December 30, 2007
Private placement #2	1,045,000	$ 0.50	December 30, 2007
Private placement #3	6,346,250	$ 0.75	December 30, 2007
Private placement #4	2,664,000	$ 0.75	December 30, 2007
Private placement #5	4,965,000	$ 0.75	February 28, 2008
Agents’ warrants	102,040	$ 0.75	February 28, 2008

Total	18,022,915

Stock-based compensation

For the year ended February 28, 2007, the Company granted 1,100,000 (2006 – 4,400,000) options to employees, consultants and directors.  Accordingly, using the Black-Scholes option pricing model, the stock options are recorded at fair value in the statement of operations.  Total stock-based compensation relating to the options recognized in the statement of operations was $630,347 (2006 - $399,488) as a result of options granted and vested.  The fair value was recorded as contributed surplus on the balance sheet.

The following assumptions were used for the valuation of stock options and warrants:

	2007	2006

Risk-free interest rate	4.19%	3.97%
Expected life	4 years	4 years
Annualized volatility	100.00%	100.00%
Dividend rate	0.00%	0.00%

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

11.

SUPPLEMENTAL DISCLOSURES WITH RESPECT TO CASH FLOWS

	2007	2006

Cash and cash equivalents consist of:
Cash	$ 567,027	$ 5,100,870
Short term investments	2,234,163	5,891,340
	$ 2,801,190	$ 10,992,210

Cash paid during the year for: Interest Income taxes	$ - $ -	$ 4,133 $ -

Significant non-cash transactions excluded from the statement of cash flows for the periods ending February 28, 2007 and 2006 include the following:

a)

During the year ended February 28, 2007, issuing 18,500,000 common shares pursuant to the acquisition of ACE as described in Note 8.

b)  During the year ended February 28, 2007, issuing 1,075,950 common shares pursuant to a licencing agreement to use drilling technology in China.

c)   During the year ended December 31, 2006, 10,000,000 common shares were issue pursuant to the reverse takeover acquisition, $83, 263 towards resource property costs, and assumed an obligation of $247,880 on the acquisition of a resource property.

12.

INCOME TAXES

The Company and its subsidiaries have non-capital losses carried-forward of approximately $3,500,000 which may be available to offset future income for income tax purposes which expire between 2021 and 2026.  The potential tax benefit of these losses has not been recorded as a full-deferred tax asset valuation allowance has been provided due to the uncertainty regarding the realization of these losses.

13.

SEGMENTED INFORMATION

Exploration of resource properties and drilling are the Company’s operating segments. Both segments are located in China.

Equipment (for each segment)

	February 28, 2007	February 28, 2006

Exploration of resource properties	$ 3,051	$ -
Drilling	4,376,135	-

	$ 4,379,186	$ -

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

13.

SEGMENTED INFORMATION (continued)

Loss (for each segment)

	For the Year Ended February 28, 2007	For the Year Ended February 28, 2006

Exploration of resource properties	$ (1,916,495)	$ (1,328,855)
Drilling	(252,137)	-

	$ (2,168,632)	$ (1,328,855)

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

The consolidated financial statements of the Company have been prepared in accordance with accounting principles generally accepted in Canada (“Canadian GAAP”) which differ in certain material respects from accounting principles generally accepted in the United States (“US GAAP”). For the years ended February 28, 2007 and 2006, there are no reconciling items to the consolidated balance sheets, consolidated statements of operations and deficit and the consolidated statements of cash flows between Canadian GAAP and U.S. GAAP.

a)

 Oil and Gas Interests

The full cost method accounting for coal bed methane operations under Canadian and U.S. GAAP differ in the following respect. Under U.S. GAAP, a ceiling test is applied to ensure the unamortized capitalized costs in each cost center do not exceed the sum of the present value, discounted at 10%, of the estimated unescalated future net operating revenue from proved reserves plus unimpaired unproved property costs less future development costs, related production costs and applicable taxes. Under Canadian GAAP, a similar ceiling test calculation is performed with the exception that cash flows from proved reserves are undiscounted and utilize forecasted pricing to determine whether impairment exists. However, in Canada, the impaired amount is measured using the fair value of proved and probable reserves.

There were no impairment charges under Canadian GAAP or US GAAP during the years ended February 28, 2007 and 2006.

b)

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities”. This Statement permits entities to choose to measure many financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company is currently assessing the impact of SFAS No. 159 on its financial position and results of operations.

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.” This Statement requires an employer to recognize the over funded or under funded status of a defined benefit post retirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position, and to recognize changes in that funded status in the year in which the changes occur through comprehensive income.  SFAS No. 158 is effective for fiscal years ending after December 15, 2006. The implementation of SFAS No. 158 did not have any material impact on the Company’s financial position and results of operations.

PACIFIC ASIA CHINA ENERGY INC.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FEBRUARY 28, 2007

14.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (GAAP)

b)

Recent Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures”. This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), expands disclosures about fair value measurements, and applies under other accounting pronouncements that require or permit fair value measurements. SFAS No. 157 does not require any new fair value measurements. However, the FASB anticipates that for some entities, the application of SFAS No. 157 will change current practice. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, which for the Company would be the fiscal year beginning March 1, 2008. The Company is currently evaluating the impact of SFAS No. 157 but does not expect that it will have a material impact on its financial statements.

In September 2006, the SEC issued Staff Accounting Bulletin (“SAB”) No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements.” SAB No. 108 addresses how the effects of prior year uncorrected misstatements should be considered when quantifying misstatements in current year financial statements. SAB No. 108 requires companies to quantify misstatements using a balance sheet and income statement approach and to evaluate whether either approach results in quantifying an error that is material in light of relevant quantitative and qualitative factors. SAB No. 108 is effective for periods ending after November 15, 2006.  The adopting of SAB No. 108 did not have a material effect on the Company’s financial statements.

15.

SUBSEQUENT EVENTS

a)

On May 7, 2007, the Company completed a non-brokered private placement consisting of 15,397,272 units at $0.55 per unit for gross proceeds of $8,468,500. Each unit consists of one common share and one half share purchase warrant. Each full warrant entitles the holder to acquire one additional common share at $0.65 per share for a period of two years expiring April 5, 2009 and May 7, 2009.  In connection with the private placement, the Company granted 669,065 agents’ warrants valued at $166,378 and paid finder’s fees in the amount of $368,286 to agents and finders. Each agent’s warrant entitles the agent to purchase one share purchase warrant at $0.65 for a period of two years, expiring May 7, 2009.

b)

Issued 237,500 common shares for proceeds of $57,000 pursuant to the exercise of share purchase warrants.